                                                                      Exhibit 11
                     E. I. DU PONT DE NEMOURS AND COMPANY

                       CALCULATION OF EARNINGS PER SHARE
                    (Dollars in millions, except per share)

                                                                          Years Ended December 31
                                      ---------------------------------------------------------------------------------------------
                                                  1995
                                      -----------------------------
                                         Primary      Fully Diluted       1994             1993            1992            1991
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net income (loss) less dividends
   on preferred stock...............       $3,283          $3,283          $2,717            $545         $(3,937)         $1,393

Adjustments required for dividend
  equivalent payments and stock
  appreciation rights (net of
  tax)..............................          -               -               -               -               -                 1

Adjustment for interest, net of
  income tax, determined under
  "Modified Treasury Stock
  Method"...........................          467             447             -               -               -              -
                                      -----------     -----------     -----------     -----------     -----------     -----------
Earnings (loss) applicable to
  common stock......................       $3,750          $3,730          $2,717            $545         $(3,937)         $1,394
                                      ===========     ===========     ===========     ===========     ===========     ===========
Average number of common shares
  outstanding (excludes treasury
  stock and the shares
  held by DuPont Flexitrust)........  585,107,476     585,107,476     679,999,916     676,622,115     673,454,935     670,743,786

Adjustments required for common
  share equivalents:
    (1) shares awarded but
    undelivered under the Variable
    Compensation Plan, (2) shares
    held by the DuPont Flexitrust,
    and (3) shares assumed to be
    issued due to stock options
    and warrants, net of shares
    acquired (as determined under
    "Modified Treasury Stock
    Method" for 1995)...............   73,678,138      73,955,886       4,542,903       3,785,582       4,575,929       4,740,453
                                      -----------     -----------     -----------     -----------     -----------     -----------
Adjusted average number of common
  shares and share equivalents......  658,785,614     659,063,362     684,542,819     680,407,697     678,030,864     675,484,239
                                      ===========     ===========     ===========     ===========     ===========     ===========
Earnings (loss) per share
  and share equivalents.............       $ 5.69(a)       $ 5.66(a)       $ 3.97(b)         $.80(b)      $ (5.81)(a)      $ 2.06(b)
                                      ===========     ===========     ===========     ===========     ===========     ===========

Earnings (loss) per share - as
  published.........................       $ 5.61          $ 5.61          $ 4.00            $.81         $ (5.85)         $ 2.08
                                      ===========     ===========     ===========     ===========     ===========     ===========

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(a) Calculations are antidilutive.
(b) Fully diluted.